Exhibit 10.6

UGI and Utilities Employees
FORM OF UGI CORPORATION
2013 OMNIBUS INCENTIVE COMPENSATION PLAN
PERFORMANCE UNIT GRANT LETTER
This PERFORMANCE UNIT GRANT, dated ______________ (the “Date of Grant”), is delivered by UGI Corporation (“UGI”) to you (the “Participant”).
RECITALS
The UGI Corporation 2013 Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of performance units (“Performance Units”) with respect to shares of common stock of UGI (“Shares”). The Compensation and Management Development Committee of the Board of Directors of UGI (the “Committee”) has decided to grant Performance Units to the Participant. The Participant’s portal in the Morgan Stanley website for Plan participants (the “Grant Summary”) sets forth the number of Performance Units granted to the Participant with respect to this grant.
NOW, THEREFORE, the parties to this Grant Letter, intending to be legally bound hereby, agree as follows:
1.Grant of Performance Units. Subject to the terms and conditions set forth in this Grant Letter and in the Plan, the Committee hereby grants to the Participant a target award of the number of Performance Units specified in the Grant Summary (the “Target Award”). The Performance Units are contingently awarded and will be earned and payable if and to the extent that the Performance Goals (defined below) and other conditions of the Grant Letter are met. The Performance Units are granted with Dividend Equivalents (as defined in Section 8).
2.    Performance Goals.
(a)    The Participant shall earn the right to payment of the Performance Units if the Performance Goals are met for the Performance Period, and if the Participant continues to be employed by, or provide service to, the Company (as defined in Section 8) through December 31, _____.The Performance Period is the period beginning January 1, _____ and ending December 31, ______. The Total Shareholder Return (“TSR”) goals and other requirements of this Section 2 are referred to as the “Performance Goals.”
(b)    The Target Award level of Performance Units and Dividend Equivalents will be payable if UGI’s TSR equals the median TSR of the comparison group designated by the Committee (the “Peer Group”) for the Performance Period. The Peer Group is the group of companies that comprises the Russell Midcap Utilities Index, excluding telecommunications companies and UGI, as of the beginning of the Performance Period, as set forth on the attached Exhibit A, and as described herein. If a company is added to the Russell Midcap Utilities Index during the Performance Period, that company is not included in the TSR calculation. A company that is included in the Russell Midcap Utilities Index at the beginning of the Performance Period will be removed from the TSR calculation only if the company ceases to exist as a publicly traded company during the Performance Period (including by way of a merger or similar transaction in which the company is not the surviving company), consistent with the methodology described in subsection (c) below. Companies that are designated at the beginning of the Performance Period as telecommunications companies in the Russell Midcap Utilities Index shall be excluded from the TSR calculation. The actual amount of the award of Performance Units may be higher or lower than the Target Award, or it may be zero, based on UGI’s TSR percentile rank relative to the companies in the Peer Group, as follows:

UGI’s TSR Rank	Percentage of Target Award Earned (Percentile)
90th	200%
75th	162.50%
60th	125%
50th	100%
40th	70%
25th	25%
Less than 25th	0%

The award percentage earned will be interpolated between each of the measuring points.
(c)    TSR shall be calculated by UGI using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of the calculation. The share price used for determining TSR at the beginning and the end of the Performance Period will be the average price for the calendar quarter preceding the beginning of the Performance Period (i.e., the calendar quarter ending on December 31, _____) and the calendar quarter ending on the last day of the Performance Period (i.e., the calendar quarter ending on December 31, _____), respectively. The TSR calculation gives effect to all dividends throughout the three-year Performance Period as if they had been reinvested.
(d)    The Target Award is the amount designated for 100% (50th TSR rank) performance. The Participant can earn up to 200% of the Target Award if UGI’s TSR percentile rank exceeds the 50th TSR percentile rank, according to the foregoing schedule.
(e)    At the end of the Performance Period, the Committee will determine whether and to what extent the Performance Goals have been met and the amount to be paid with respect to the Performance Units. Except as described in Sections 3 and 6 below, the Participant must be employed by, or providing service to, the Company on December 31, _____ in order for the Participant to receive payment with respect to the Performance Units.
3.    Termination of Employment or Service.

(a)    Except as described below, if the Participant ceases to be employed by, or provide services to, the Company before December 31, _____, the Performance Units and all Dividend Equivalents credited under this Grant Letter will be forfeited.
(b)    If the Participant terminates employment or service on account of Retirement (as defined in Section 8), Disability (as defined in Section 8) or death, the Participant will earn a pro-rata portion of the Participant’s outstanding Performance Units and Dividend Equivalents, if the Performance Goals and the requirements of this Grant Letter are met. The prorated portion will be determined as the amount that would otherwise be paid after the end of the Performance Period, based on achievement of the Performance Goals, multiplied by a fraction, the numerator of which is the number of calendar years during the Performance Period in which the Participant has been employed by, or provided service to, the Company and the denominator of which is three. For purposes of the proration calculation, the calendar year in which the Participant’s termination of employment or service on account of Retirement, Disability, or death occurs will be counted as a full year.
(c)    In the event of termination of employment or service on account of Retirement, Disability or death, the prorated amount shall be paid after the end of the Performance Period, pursuant to Section 4 below, except as provided in Section 6.
4.    Payment with Respect to Performance Units. If the Committee determines that the conditions to payment of the Performance Units have been met, the Company shall pay to the Participant (i) Shares equal to the number of Performance Units to be paid according to achievement of the Performance Goals, up to the Target Award, provided that the Company may withhold Shares to cover required tax withholding in an amount equal to the minimum statutory tax withholding requirement in respect of the Performance Units earned up to the Target Award, and (ii) cash in an amount equal to the Fair Market Value (as defined in the Plan) of the number of Shares equal to the Performance Units to be paid in excess of the Target Award, subject to applicable tax withholding. Payment shall be made between January 1, _____ and March 15, _____, except as provided in Section 6 below.
5.    Dividend Equivalents with Respect to Performance Units.
(a)    Dividend Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same Performance Goals and terms as the Performance Units to which they relate. Dividend Equivalents shall be credited with respect to the Target Award of Performance Units from the Date of Grant until the payment date. If and to the extent that the underlying Performance Units are forfeited, all related Dividend Equivalents shall also be forfeited.
(b)    While the Performance Units are outstanding, the Company will keep records of Dividend Equivalents in a bookkeeping account for the Participant. On each payment date for a dividend paid by UGI on its common stock, the Company shall credit to the Participant’s account an amount equal to the Dividend Equivalents associated with the Target Award of Performance Units held by the Participant on the record date for the dividend. No interest will be credited to any such account.

(c)    The target amount of Dividend Equivalents (100% of the Dividend Equivalents credited to the Participant’s account) will be earned if UGI’s TSR rank is at the 50th TSR percentile rank for the Performance Period. The Participant can earn up to 200% of the target amount of Dividend Equivalents if UGI’s TSR percentile rank exceeds the 50th TSR rank, according to the schedule in Section 2 above. Except as described in Section 3(b) above, or Section 6, if the Participant’s employment or service with the Company terminates before December 31, _____, all Dividend Equivalents will be forfeited.
(d)    Dividend Equivalents will be paid in cash at the same time as the underlying Performance Units are paid, after the Committee determines that the conditions to payment have been met. Notwithstanding anything in this Grant Letter to the contrary, the Participant may not accrue Dividend Equivalents in excess of $1,000,000 during any calendar year under all grants under the Plan.
6.    Change of Control.
(a)    If a Change of Control occurs, the Performance Units and Dividend Equivalents shall not automatically become payable upon the Change of Control, but, instead, shall become payable as described in this Section 6. The Committee may take such other actions with respect to the Performance Units and Dividend Equivalents as it deems appropriate pursuant to the Plan. The term “Change of Control” shall mean a Change of Control of UGI as defined in the Plan. In addition, “Change of Control” shall include (i) any of the events with respect to UGI Utilities, Inc. (“Utilities”) defined as a “Change of Control” on Exhibit B hereto to the extent that the Participant is employed by Utilities or a subsidiary of Utilities as of the date of the occurrence of such event, and (ii) any of the events with respect to AmeriGas Propane, Inc. (“AmeriGas”) defined as a “Change of Control” on Exhibit C hereto to the extent that the Participant is employed by AmeriGas as of the date of the occurrence of such event.
(b)    If a Change of Control occurs during the Performance Period, the Committee shall calculate a Change of Control Amount as follows:
(i)    The Performance Period shall end as of the closing date of the Change of Control (the “Change of Control Date”) and the TSR ending date calculation for the Performance Period shall be based on the 90 calendar day period ending on the Change of Control Date.
(ii)    The Committee shall calculate a “Change of Control Amount” equal to the greater of (i) the Target Award amount or (ii) the amount of Performance Units that would be payable based on the Company’s achievement of the Performance Goals as of the Change of Control Date, as determined by the Committee. The Change of Control Amount shall include related Dividend Equivalents and, if applicable, interest as described below.
(iii)    The Committee shall determine whether the Change of Control Amount attributable to Performance Units shall be (A) converted to units with respect to shares or other equity interests of the acquiring company or its parent (“Successor Units”), in which case Dividend Equivalents shall continue to be credited on the Successor Units, or (B) valued based on the Fair Market Value of the Performance Units as of the Change of Control Date and credited to a bookkeeping account for the Participant, in which case interest shall be credited on the amount so determined at a market rate for the period between the Change of Control Date and the applicable payment date.  Notwithstanding the provisions of Section 4, all payments on and after a Change of Control shall be made in cash.  If alternative (A) above is used, the cash payment shall equal the Fair Market Value on the date of payment of the number of shares or other equity interests underlying the Successor Units, plus accrued Dividend Equivalents.  All payments shall be subject to applicable tax withholding.
(c)    If a Change of Control occurs during the Performance Period and the Participant continues in employment or service through December 31, _____, the Change of Control Amount shall be paid in cash between January 1, _____ and March 15, _____.
(d)    If a Change of Control occurs during the Performance Period, and the Participant has a Termination without Cause or a Good Reason Termination upon or within two years after the Change of Control Date and before December 31, _____, the Change of Control Amount shall be paid in cash within 30 days after the Participant’s separation from service, subject to Section 14 below.
(e)    If a Change of Control occurs during the Performance Period, and the Participant terminates employment or service on account of Retirement, Disability or death upon or after the Change of Control Date and before December 31, _____, the Change of Control Amount shall be paid in cash within 30 days after the Participant’s separation from service, subject to Section 14 below; provided that, if required by section 409A, if the Participant’s Retirement, Disability or death occurs more than two years after the Change of Control Date, payment will be made between January 1, _____ and March 15, _____, and not upon the earlier separation from service.
(f)    If a Participant’s employment or service terminates on account of Retirement, death or Disability before a Change of Control, and a Change of Control subsequently occurs before the end of the Performance Period, the prorated amount in Section 3(b) shall be calculated by multiplying the fraction described in Section 3(b) by the Change of Control Amount. The prorated Change of Control Amount shall be paid in cash within 30 days after the Change of Control Date, subject to Section 14 below.
7.    Restrictive Covenants.
(a)    The Participant acknowledges and agrees that, in consideration for the grant of Performance Units, the Participant agrees to comply with all written restrictive covenants and agreements with the Company, including non-competition, non-solicitation and confidentiality covenants (collectively, the “Restrictive Covenants”).
(b)    The Participant acknowledges and agrees that in the event the Participant breaches any of the Restrictive Covenants:

(i)The Committee may in its discretion determine that the Participant shall forfeit the outstanding Performance Units (without regard to whether the Performance Units have vested), and the outstanding Performance Units shall immediately terminate; and
(ii)    If the Participant breaches any of the Restrictive Covenants within 12 months following receipt of any shares of Common Stock upon settlement of the Performance Units, the Committee may in its discretion require the Participant to return to the Company any such shares of Common Stock; provided, that if the Participant has disposed of any such shares of Common Stock received upon settlement of the Performance Units, then the Committee may require the Participant to pay to the Company, in cash, the fair market value of such shares of Common Stock as of the date of disposition.
8.    Definitions. For purposes of this Grant Letter, the following terms will have the meanings set forth below:
(a)    “Company” means UGI and its Subsidiaries (as defined in the Plan).
(b)    “Disability” means a long-term disability as defined in the Company’s long-term disability plan applicable to the Participant.
(c)    “Dividend Equivalent” means an amount determined by multiplying the number of shares of UGI common stock subject to the target award of Performance Units by the per-share cash dividend, or the per-share fair market value of any dividend in consideration other than cash, paid by UGI on its common stock.
(d)    “Employed by, or provide service to, the Company” shall mean employment or service as an employee or director of the Company. The Participant shall not be considered to have a termination of employment or service under this Grant Letter until the Participant is no longer employed by, or performing services for, the Company.
(e)    “Good Reason Termination” shall mean a termination of employment or service initiated by the Participant upon or after a Change of Control upon one or more of the following events:
(i)    a material diminution in the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control;
(ii)    a material diminution in the Participant’s base salary as in effect immediately prior to the Change of Control; or
(iii)    a material change in the geographic location at which the Participant must perform services (which, for purposes of this Agreement, means the Participant is required to report, other than on a temporary basis (less than 12 months), to a location which is more than 50 miles from the Participant’s principal place of business immediately before the Change of Control, without the Participant’s express written consent).

Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Termination only if the Participant provides written notice to the Company, pursuant to Section 16, specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Termination and the Participant provides such notice within 90 days after the event that gives rise to the Good Reason Termination. Within 30 days after notice has been provided, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Termination. If the Company does not cure such events or conditions within the 30-day period, the Participant may terminate employment or service with the Company based on Good Reason Termination within 30 days after the expiration of the cure period.
Notwithstanding the foregoing, if the Participant has in effect a Change in Control Agreement with the Company or an Affiliate, the term “Good Reason Termination” shall have the meaning given that term in the Change in Control Agreement.
(f)    “Performance Unit” means a hypothetical unit that represents the value of one share of UGI common stock.
(g)    Retirement” means the Participant’s retirement under the Retirement Income Plan for Employees of UGI Utilities, Inc., if the Participant is covered by that Retirement Income Plan. “Retirement” for other Company employees means termination of employment or service after attaining (i) age 55 with ten or more years of service with the Company or (ii) age 65 with five or more years of service with the Company.
(h)    “Termination without Cause” means termination of employment or service by the Company for the convenience of the Company for any reason other than (i) theft or misappropriation of funds or conduct that has an adverse effect on the reputation of the Company, (ii) conviction of a felony or a crime involving moral turpitude, (iii) material breach of the Company’s written code of conduct, or other material written employment policies, applicable to the Participant, (iv) breach of any written confidentiality, non-competition or non-solicitation covenant between the Participant and the Company, (v) gross misconduct in the performance of duties, or (vi) intentional refusal or failure to perform the material duties of the Participant’s position.
9.    Withholding. All payments under this Grant Letter are subject to applicable tax withholding. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal (including FICA), state, local or other taxes that the Company is required to withhold with respect to the payments under this Grant Letter. The Company may withhold from cash distributions to cover required tax withholding, or may withhold Shares to cover required tax withholding in an amount equal to the minimum applicable tax withholding amount.
10.    Grant Subject to Plan Provisions and Company Policies.
(a)    This grant is made pursuant to the Plan, which is incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of Performance Units and Dividend Equivalents are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Shares, (ii) adjustments pursuant to Section 5(d) of the Plan, and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
(b)    This Performance Unit grant and Shares issued pursuant to this Performance Unit grant shall be subject to the UGI Corporation Stock Ownership Policy as adopted by the Board of Directors of UGI and any applicable clawback and other policies implemented by the Board of Directors of UGI, as in effect from time to time.
11.    No Employment or Other Rights. The grant of Performance Units shall not confer upon the Participant any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time. The right of the Company to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
12.    No Shareholder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares related to the Performance Units, unless and until certificates for Shares have been distributed to the Participant or successor.
13.    Assignment and Transfers. The rights and interests of the Participant under this Grant Letter may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. If the Participant dies, any payments to be made under this Grant Letter after the Participant’s death shall be paid to the Participant’s estate. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.
14.    Compliance with Code Section 409A. Notwithstanding the other provisions hereof, this Grant Letter is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, or an exception, and shall be administered accordingly. Any reference to a Participant’s termination of employment shall mean a Participant’s “separation from service,” as such term is defined under section 409A. For purposes of section 409A, each payment of compensation under this Grant Letter shall be treated as a separate payment. Notwithstanding anything in this Grant Letter to the contrary, if the Participant is a “key employee” under section 409A and if payment of any amount under this Grant Letter is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A and shall be paid within 10 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death. Notwithstanding anything in this Grant Letter to the contrary, if a Change of Control is not a “change in control event” under section 409A, any Performance Units and Dividend Equivalents that are payable pursuant to Section 6 shall be paid to the Participant between January 1, _____ and March 15, _____, and not upon the earlier separation from service, if required by section 409A.
15.    Applicable Law. The validity, construction, interpretation and effect of this Grant Letter shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.
16.    Notice. Any notice to UGI provided for in this Grant Letter shall be addressed to UGI in care of the Corporate Secretary at UGI’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
17.    Acceptance. By accepting this grant through the Morgan Stanley on-line system, the Participant (i) acknowledges receipt of the Plan incorporated herein, (ii) acknowledges that he or she has read the Grant Summary and Grant Letter and understands the terms and conditions of them, (iii) accepts the Performance Units described in the Grant Letter, (iv) agrees to be bound by the terms of the Plan, including the Grant Letter, and (v) agrees that all the decisions and determinations of the Board or the Committee shall be final and binding on the Participant and any other person having or claiming a right under this Grant.

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EXHIBIT A

UGI CORPORATION
PERFORMANCE UNIT PEER GROUP

RUSSELL MIDCAP UTILITIES
(EXCLUDING TELECOMS)
as of 1/1/_____

Alliant Energy Corporation (LNT)	Hawaiian Electric Industries, Inc. (HE)
Ameren Corporation (AEE)	MDU Resources Group, Inc. (MDU)
American Water Works Company, Inc. (AWK)	National Fuel Gas Company (NFG)
Aqua America, Inc. (WTR)	NiSource Inc (NI)
Atmos Energy Corporation (ATO)	NRG Energy, Inc. (NRG)
Avangrid, Inc. (AGR)	OGE Energy Corp. (OGE)
CenterPoint Energy, Inc. (CNP)	PG&E Corporation (PCG)
CMS Energy Corporation (CMS)	Pinnacle West Capital Corporation (PNW)
Consolidated Edison, Inc. (ED)	PPL Corporation (PPL)
DTE Energy Company (DTE)	Public Service Enterprise Group Incorporated (PEG)
Edison International (EIX)	Sempra Energy (SRE)
Entergy Corporation (ETR)	The AES Corporation (AES)
Evergy Inc. (EVRG)	Vectren Corp (VVC)
Eversource Energy (ES)	Vistra Energy Corporation (VST)
FirstEnergy Corp. (FE)	WEC Energy Group, Inc. (WEC)
Xcel Energy Inc. (XEL)

A-1

A-1

EXHIBIT B

Change of Control with Respect to Utilities

For purposes of this Grant Letter, each of the following events shall constitute a “Change of Control” for Participants who are employees of UGI Utilities, Inc. (“Utilities”) or a subsidiary of Utilities as of the date of the occurrence of such event. Unless otherwise defined herein, capitalized terms are used as defined in the Plan (including, without limitation, Exhibit A thereto).

“Change of Control” shall include any of the following events:

(A)    UGI and the UGI Subsidiaries fail to own more than fifty percent (50%) of the then outstanding shares of common stock of Utilities or more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of Utilities entitled to vote generally in the election of directors; or

(B)    Completion by Utilities of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of Utilities’ outstanding common stock and voting securities immediately prior to such Business Combination do not, following such Business Combination, Beneficially Own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of Utilities’ outstanding common stock and voting securities, as the case may be; or

(C)    Completion of a complete liquidation or dissolution of the Utilities or sale or other disposition of all or substantially all of the assets of Utilities other than to a corporation with respect to which, following such sale or disposition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of Utilities’ outstanding common stock and voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of Utilities’ outstanding common stock and voting securities, as the case may be, immediately prior to such sale or disposition.

EXHIBIT C

Change of Control with Respect to AmeriGas

For purposes of this Grant Letter, each of the following events shall constitute a “Change of Control” for Participants who are employees of AmeriGas Propane, Inc. (“AmeriGas”) as of the date of the occurrence of such event.   Unless otherwise defined herein, capitalized terms are used as defined in the Plan (including, without limitation, Exhibit A thereto).

“Change of Control” shall include any of the following events:

(A)    Completion by AmeriGas, the “Public Partnership” or the “Operating Partnership” (as defined in the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P., including, without limitation, Exhibit A thereto) of a reorganization, merger or consolidation (a “Propane Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the AmeriGas voting securities or of the outstanding units of AmeriGas Partners, L.P. (“Outstanding Units”) immediately prior to such Propane Business Combination do not, following such Propane Business Combination, Beneficially Own, directly or indirectly, (a) if the entity resulting from such Propane Business Combination is a corporation, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of such corporation in substantially the same proportion as their ownership immediately prior to such Combination of the AmeriGas’ voting securities or the Outstanding Units, as the case may be, or, (b) if the entity resulting from such Propane Business Combination is a partnership, more than fifty percent (50%) of the then outstanding common units of such partnership in substantially the same proportion as their ownership immediately prior to such Propane Business Combination of AmeriGas’ voting securities or the Outstanding Units, as the case may be; or

(B)    (a) Completion of a complete liquidation or dissolution of AmeriGas, the Public Partnership or the Operating Partnership or (b) sale or other disposition of all or substantially all of the assets of AmeriGas, the Public Partnership or the Operating Partnership other than to an entity with respect to which, following such sale or disposition, (I) if such entity is a corporation, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of AmeriGas’ voting securities or of the Outstanding Units, as the case may be, immediately prior to such sale or disposition in substantially the same proportion as their ownership of AmeriGas’ voting securities or of the Outstanding Units, as the case may be, immediately prior to such sale or disposition, or, (II) if such entity is a partnership, more than fifty percent (50%) of the then outstanding common units is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of

AmeriGas’ voting securities or of the Outstanding Units, as the case may be, immediately prior to such sale or disposition in substantially the same proportion as their ownership of AmeriGas’ voting securities or of the Outstanding Units immediately prior to such sale or disposition; or

(C)    UGI and the UGI Subsidiaries fail to own more than fifty percent (50%) of the then outstanding general partnership interests of the Public Partnership or the Operating Partnership; or

(D)    UGI and the UGI Subsidiaries fail to own more than fifty percent (50%) of the then outstanding shares of common stock of AmeriGas or more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of AmeriGas entitled to vote generally in the election of directors; or

(E)    AmeriGas is removed as the general partner of the Public Partnership by vote of the limited partners of the Public Partnership, or is removed as the general partner of the Public Partnership or the Operating Partnership as a result of judicial or administrative proceedings involving AmeriGas, the Public Partnership or the Operating Partnership.